EXHIBIT 99

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                    CONSOLIDATED STATEMENT OF OPERATIONS(1)
                       SUPPLEMENTAL SCHEDULED (UNAUDITED)

(Dollars in millions)                                       Three Months Ended       Six  Months Ended
                                                                  June 30                June 30
                                                            ___________________     ____________________
                                                               1995       1994        1995       1994
Revenue:                                                    _______    _______    _______    _______
   Hardware sales                                           $ 8,659    $ 7,695    $16,386    $13,963
   Software                                                   3,072      2,726      5,945      5,309
   Services                                                   3,041      2,293      5,486      4,128
   Maintenance                                                1,877      1,796      3,698      3,564
   Rentals and financing                                        882        841      1,751      1,760
                                                            _______    _______    _______    ________
Total revenue                                                17,531     15,351     33,266     28,724

Cost:
   Hardware sales                                             5,190      5,137      9,985      9,517
   Software                                                   1,066      1,021      2,071      1,985
   Services                                                   2,386      1,844      4,360      3,400
   Maintenance                                                  868        904      1,768      1,775
   Rentals and financing                                        390        341        787        707
                                                            _______    _______    _______    ________
Total Cost                                                    9,900      9,247     18,971     17,384
                                                            _______    _______    _______    ________
Gross profit                                                  7,631      6,104     14,295     11,340
Operating expenses:
   Selling, general and
    administrative                                            3,883      3,935      7,516      7,466
   Research, development and
    engineering                                                 974      1,091      1,887      2,192
                                                            _______    _______    _______    ________

Total operating expenses                                      4,857      5,026      9,403      9,658


Operating income                                              2,774      1,078      4,892      1,682
Other Income, principally interest                              238        479        484        887
Interest expense                                                188        364        368        777
                                                            _______    _______    _______    ________

Earnings before income taxes                                  2,824      1,193      5,008      1,792
Income tax provision                                          1,108        504      2,003        768
                                                            _______    _______    _______    ________

Net earnings                                                  1,716        689      3,005      1,024
Preferred stock dividends and
  transaction costs                                               5         21         52         42
                                                            _______    _______    _______    ________

Net earnings applicable to
  common shareholders                                       $ 1,711    $   668    $ 2,953    $   982
                                                            =======    =======    =======    =======

Net earning per share of
  common stock                                              $  2.97    $  1.14    $  5.09    $  1.68

Average number of common
  shares outstanding (millions)                               575.4      584.0      580.3      583.1

(1) Supplemental information provided for comparative purposes.
    1994 excludes effects of the sale of FSC and writedown of software.

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